Exhibit 99.1

Preliminary estimate of the Company’s selected third quarter 2018 financial results

We have prepared the following prospective financial information to present our estimated results for the three months ended September 30, 2018. This information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information but, in our view is reasonable, reflects the best currently available estimates and judgments, and presents our expected performance.

We have prepared the below estimates in good faith based upon our internal reporting as of and for the three months ended September 30, 2018. These estimated ranges are preliminary and unaudited and are thus inherently uncertain and subject to change as we complete our financial results for the three months ended September 30, 2018. We are in the process of completing our customary quarterly close and review procedures as of and for the three months ended September 30, 2018, and there can be no assurance that our final results for this period will not differ from these estimates. During the course of the preparation of our consolidated financial statements and related notes as of and for the three months ended September 30, 2018, we may identify items that could cause our final reported results to be materially different from the preliminary financial estimates presented herein. Important factors that could cause actual results to differ from our preliminary estimates are set forth under the headings “Risk factors” and “Cautionary note regarding forward-looking statements” in our Annual Report on Form 10-K for the year ended December 31, 2017.

These estimates should not be viewed as a substitute for full interim financial statements prepared in accordance with GAAP. In addition, these preliminary estimates for the three months ended September 30, 2018 are not necessarily indicative of the results to be achieved for any future period. The preliminary estimates have been prepared by and are the responsibility of management. In addition, the preliminary financial results presented above have not been audited, reviewed or compiled by our independent registered public accounting firm. Accordingly, our independent registered public accounting firm does not express an opinion or any other form of assurance with respect thereto and assumes no responsibility for, and disclaims any association with, this information.

Based on the information and data currently available, although our results of operations for the three months ended September 30, 2018 are not yet final, we estimate, on a preliminary basis, that revenue will be within a range of $218.0 million to $219.0 million for the three months ended September 30, 2018, as compared to $148.2 million for the same period in 2017.

Based on currently available information, we also estimate that our capital expenditures will total $21.5 million to $22.5 million during the three months ended September 30, 2018, compared to $11.3 million for the same period in 2017. Our capital expenditure budget for 2018, excluding possible acquisitions, is expected to be between $53.0 million and $57.0 million. We continually evaluate our capital expenditures, and the amount we ultimately spend will depend on a number of factors including expected industry activity levels and company initiatives.

In addition, we estimate that our net income will be within a range of $9.3 million to $13.0 million for the three months ended September 30, 2018, as compared to a net loss of $5.1 million for the same period in 2017, and our Adjusted EBITDA will be within a range of $36.0 million to

$38.0 million for the three months ended September 30, 2018, as compared to $18.1 million for the same period in 2017.

Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA, see “—Non-GAAP financial measures” below. The following table presents a reconciliation of the Company’s non-GAAP financial measures of EBITDA and Adjusted EBITDA to the GAAP financial measure of net income for the three months ended September 30, 2018 (estimated) and 2017 (actual):

	Three months ended September 30,
(in thousands)	2018		2017
(unaudited)	Low	High	Actual

EBITDA reconciliation:
Net income (loss)	$9,300	$13,000	$(5,052)
Interest expense	1,600	1,540	4,093
Depreciation	13,550	13,500	13,150
Amortization	1,910	1,880	2,200
Income tax expense	680	930	766

EBITDA	$27,040	$30,850	$15,157

Adjusted EBITDA reconciliation:
EBITDA	$27,040	$30,850	$15,157
Transaction expenses	3,960	2,800	50
Loss from the revaluation of contingent liabilities(1)	—	—	277
Loss on equity investment	—	—	83
Non-cash stock-based compensation expense	3,550	3,520	2,185
(Gain) loss on sale of assets	(950)	(1,070)	148
Legal fees and settlements(2)	2,400	1,900	188

Adjusted EBITDA	$36,000	$38,000	$18,088

(1) Loss related to the revaluation of liability for contingent consideration relating to our acquisition of our various Scorpion plugs to be paid in shares of Company common stock and in cash, contingent upon quantities of Scorpion Composite Plugs sold during 2016 and gross margin related to the product sales for three years following the acquisition.

(2) Amount represents fees and legal settlements associated with legal proceedings brought pursuant to the Fair Labor Standards Act and/or similar state laws.

Non-GAAP financial measures

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are supplemental non-GAAP financial measures that are used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies.

We define EBITDA as net income (loss) before net interest expense, depreciation, amortization and income tax expense. EBITDA is not a measure of net income or cash flows as determined by GAAP.

We define Adjusted EBITDA as EBITDA further adjusted for (i) impairment of goodwill and other intangible assets, (ii) transaction expenses related to acquisitions or the Combination, (iii) loss from discontinued operations, (iv) loss from the revaluation of contingent liabilities, (v) loss on equity investment, (vi) non-cash stock-based compensation expense, (vii) loss or gains on sale of assets, and (viii) other expenses or charges to exclude certain items that we believe are not reflective of the ongoing performance of our business, such as costs related to legal expenses and settlement costs related to litigation outside the ordinary course of business, and restructuring costs.

Management believes EBITDA and Adjusted EBITDA are useful because they allow for a more effective evaluation of our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in arriving at these measures because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. These measures should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP or as an indicator of our operating performance. Certain items excluded from these measures are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of these measures. Our computations of these measures may not be comparable to other similarly titled measures of other companies. We believe that these are widely followed measures of operating performance.